Sino Gas second quarter and first half year of 2009 Earnings Conference Call

Mr. Yu-Chuan Liu, President and CEO; Mr. Yu-gang Zhang, Chief Financial Officer
Ms. Chun-ying Chai – IR officer

Ms. Chun-ying Chai: Introduction and Safe Harbor

Good morning everyone and welcome to Sino Gas’ earnings conference call for the second quarter and half year of 2009.  I am Chun-ying Chai, IR officer of Sino Gas International Holdings.

With us today are the company’s Chairman and CEO, Mr. Yu-chuan Liu, and Chief Financial Officer, Mr. Yu-gang Zhang.

Before I turn the call over to Mr. Liu, may I remind our listeners that in this call, management’s prepared remarks contain forward-looking statements, which are subject to risks and uncertainties, and management may make additional forward-looking statements in response to your questions.

Therefore, the Company claims the protection of the safe harbor for forward-looking statements that is contained in the Private Securities Litigation Reform Act of 1995. Actual results may differ from those discussed today, and therefore we refer you to a more detailed discussion of the risks and uncertainties in the Company’s filings with the Securities & Exchange Commission.

In addition, any projections as to the Company’s future performance represent management’s estimates as of today, Aug 19, 2009.  Sino Gas assumes no obligation to update these projections in the future as market conditions change.

For those of you unable to listen to the entire call at this time, a replay will be available for 14 days. Please find the access information for replays in our press release announcing this earnings conference call. The press release can be found at our corporate website, www.sino-gas.com.

And now it’s my pleasure to turn the call over to Sino Gas’ Chairman and CEO, Mr. Liu for opening remarks.  I will translate Mr. Liu’s introduction.

Mr. Yu-chuan Liu: Opening Remarks

Thank you Ms. Chai
Good morning ladies and gentlemen and welcome to Sino Gas’ second quarter and first half of 2009 earnings results conference call.

The total revenues for the second quarter were $7,331,620, compared to $5,121,521 for the same p eriod of last year, an increase of 43.2%. The increase was due to both the increase in gas sales and increase in connection fees for this period. Gas sales for the three months ended June 30, 2009 amounted to $4,403,180, compared to $3,566,480 in the same period of last year. Connection fees for the three months ended June 30, 2009 amounted to $2,928,440, compared to $1,555,041 in the same period of last year.

Total revenues for the six months ended June 30, 2009 were $12,369,312, compared to $9,463,638 for the same period in 2008, representing an increase of 30.70%. The increase was due to both the increase of natural gas and the increase of connection fees revenue. During this period, we connected 10,096 new residential households to our gas distribution network, resulting in total connection fees of $4,152,176. Gas sales during the same period amounted to 22.9 million cubic meters, or $8,217,136. In comparison, we connected 10,438 new residential households to our gas distribution network in 2008, resulting in total connection fees of $2,909,739. Gas sales during the period amounted to 20.00 million cubic meters, or $6,553,899.

In the second quarter, the company had net income of $421 thousand, compared to loss of -537 thousand in the same period of 2008. Net income of the first half of 2009 improved to $767 thousand from loss of -388 thousand in the same period of 2008.

Although the slowdown of the real estate market and still challenging capital markets continue to affect our operation, especially our connection fees, we have seen signs of recovery of the real estate market in China in recent months, with the help of government new initiatives and stimulus packages. Nevertheless, we see the growth trend of the real estate market will not change in the future because of the continuous urbanization in China. Moreover, the Chinese government continues to support use of clean energy.

I would now like to give this meeting over to Mr. Yugang Zhang, our CFO, for a detailed presentation of our latest operations and financial results.
Thank you.

Mr. Yu-gang Zhang: Operations and Financial Results

Thank you, Mr. Liu.

I will start with sales overview for the first half of 2009.

We generate revenues from two sources: 1. connection fees for constructing connections to our natural gas distribution network, 2. sales of natural gas.
First： gas sales.

Demand for natural gas continues to be strong in China, and the natural gas industry continues to grow to meet that demand. Natural gas accounts for only 3.0% of China’s total energy consumption, and is forecast to account for 10.0% of China’s total energy consumption by 2020, especially with the strong support from the Chinese government for clean energy policy. With more and more users being added to our gas distribution network, the gas sales have been increasing year to year on strong growth.

Connection fees, our second revenue channel.

In the second quarter of 2009, we were able to connect more household compared to the same period of 2008.

Now we are going to cover the performance for second quarter and the first half of 2009.

Second Quarter of 2009 Results:

In the second quarter, the company had a net income of $421,134.

During the second quarter, revenue was $7.33 million, up 43.2% from $5.12 million in the second quarter of 2008.

Gas sales in the second quarter of 2009 were $4.4 million, up 23.5% from sales of $3.57 million in the second quarter of 2008, and accounted for 60.1% of our revenues in the quarter.

Connection fees were $2.93 million, up 88.3% from $1.56 million the second quarter of 2008, and accounted for 39.9% of our revenues. We connected 7,218 new households in the second quarter of 2009, compared to 5,848 new households connected in the second quarter of 2008.

Gross profit for the three months ended June 30, 2009 decreased 2%, to $1.54 million from $1.</fon t>57 million in the second quarter of 2008. Gross margin in the second quarter of 2009 was 20.94%, compared to 30.6% in the second quarter of 2008. The decrease was due to an incr ease of rental expenses on gas delivery trucks and higher cost of fuel, higher cost of raw materials, parts, installation and maintenance fees, and adjustment in the second quarter of cost of connection from the first quarter of 2009.

General and administrative expenses were $0.73 million in second quarter of 2009, which was 36.94% lower than $1.16 million in the second quarter of 2008. Other expenses were $47 thousand, compared to $625 thousand in the second quarter of 2008. The decrease of the G&A and other expenses was largely due to the elimination of non-recurring expenses incurred in first half of 2008, including the fees of legal counsel for registration and fees of financial consultant, the escrow account expenses , costs for Sarbanes-Oxley compliance consultation, and the penalties of late registration and late registration statement effectiveness.

Net income after tax for the second quarter of 2009 was $421 thousand, up -178.44% from loss of -$537 thousand in the second quarter of 2008.

The First 6 Month of 2009 Results

Revenue in the first half of year 2009 was $12.37 million, up30.7% from $9.46 million compared to the same period of 2008.

Gas Sales.  Revenue from gas sales was $8.22 million, up 25.4% from $6.55 million compared to the same period of 2008, equal to 66% of revenues. Such increase was primarily attributable to the fact that our invested projects maintain steady development, and more and more users are added into our gas distribution network. Given long term 25-30 years of concession right our operations have in different cities in China, we foresee gas sales will continue to grow in the years to come.

Revenue from connection fees was $4.15 million, up 42.7% from $2.91 million compared to the same period of 2008, equal to 34% of revenues. The increase results from the higher connection per unit we charged to the customer. In the first half of 2009, we developed certain residential projects with higher connection fees per unit, compared with the same period of 2008.  A total of 10,096 new households were connected in the first half of 2009, slightly lower than 10,438 new households connected during the same period of 2008.

Gross profit in the first half slightly decreased 4.56%, to $2.80 million from $2.93 million in 2008. Gross margin in the first half of 2009 was 22.64%, compared to 31% in the same period of 2008. The decrease was due to an increase of rental expenses on gas delivery trucks and higher cost of fuel, higher cost of raw materials, parts, and installation and maintenance fees.

Our sale and marketing expenses in the in the first half of 2009 were $0.42 million and approximately 3.4% of our net sales, compared with $0.37 million and about 3.89% of net sales 2008.

General and administrative expenses were $1.25 million for the six months ended June 30, 2009, which was 37.5% lower than $2.0 million in last year. Other expenses were $93 thousand, $561 thousand lower than last year.

The decrease of SG&A and other expenses was largely due to the elimination of non-recurring expenses incurred in first half of 2008, including the fees of legal counsel for registration and fees of financial consultant, the escrow account expenses , costs for Sarbanes-Oxley compliance consultation, and the penalties of late registration and late registration statement effectiveness.

Income tax was $0.27million for the six months ended June 30, 2009, compared to $0.30 million in 2008.

Net income in the six months ended June 30, 2009 improved 297.85% year-over-year to $767 thousand, from loss of -$388 thousand in the same period in 2008.  This improvement was due to the significant decrease of SG&A and other expenses during the first six months ended June 30, 2009 as compared to the same period of 2008.

Balance Sheet and Cash Flow
As of June 30, 2009, the Company had $1.85 million in cash and cash equivalents, Stockholder' equity on June 30, 2009 was $58.6 million, The Company generated $2.81 million in cash from operating activities for the six months ended June 30, 2009, compared to negative ($3.56) million for the six months ended June 30, 2008. Cash from investing activities was $3.94 million in the three months ended June 30, 2009, down from $6.50 million for the six months ended June 30, 2008. There were no financing activities during the six months ended June 30, 2009, resulting in a decrease of $4.54 million from that during the same period of 2008.

The company has $2.19 million in short-term bank loans as of June 30, 2009.

Outlook

Going forward, Sino Gas will continue to focus on the existing projects, explore their potentials, improve our gas distribution networks, and enhance operating efficiency and cost structure.

In the past several years, Sino Gas has strategically and geographically positioned itself in China. The company has heavily invested and built a good foundation and networks to get to the next level. The company currently operates on 37 gas distribution networks in different parts of China, including 27 with concession rights. We will continue to target good opportunities to expand into small and medium size cities, and increase our market share as capital becomes available.

As of today, Sino Gas has only developed small portion of the market we cover. We are optimistic about our future growth once things are improved.

As you all know, we have engaged new IR firm, Strategic Growth this year, and implemented new IR initiatives to make investor community more aware of the company. We are invited to participate Sept 9-11 Rodman & Renshaw Annual Global Investment conference. We are optimistic that investor community will become more aware of Sino Gas. And hopefully we can meet some of you in person there in New York.

Thank you.

With that, I will now open the call to your questions. Operator, please?

(Q&A session)

Ms. Chai:

On behalf of the entire Sino Gas management team, we want to thank you for your interest and participation on this call.  If you have any interest in visiting Sino Gas, please let us know.  Please visit the Company website at www.sino-gas.com. Again, thanks for joining us on this call.  This concludes Sino Gas’s second quarter 2009 Earnings Conference Call.